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                                                                   EXHIBIT 11.1


                              ILEX ONCOLOGY, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amount)


                                                                               Three Months Ended       Six Months Ended
                                                                                    June 30,                June 30,
                                                                                1996        1997        1996        1997
                                                                              --------    --------    --------    --------
Net Loss ..................................................................   $   (574)   $ (1,325)   $   (990)   $ (1,793)
Weighted average number of shares of Common Stock and Common Stock equivalents outstanding:
Weighted average number of shares of Common Stock outstanding .............      1,188      11,880       1,188      11,077
Common Stock equivalents applicable to convertible preferred stock(1) .....      6,093           0       6,093           0
Weighted average number of Common Stock equivalents applicable to stock
options and warrants(1) ...................................................        939         679         939         644
Common Stock and Common Stock equivalents .................................      8,220      12,559       8,220      11,721
Net loss per share - primary ..............................................   $  (0.07)   $  (0.11)   $  (0.12)   $  (0.15)

Net Loss ..................................................................   $   (574)   $ (1,325)   $   (990)   $ (1,783)
Weighted average number of shares of Common
  Stock and Common Stock equivalents outstanding:
Weighted average number of shares of Common
  Stock outstanding .......................................................      1,188      11,880       1,188      11,077
Common Stock equivalents applicable to
  convertible preferred stock(1) ..........................................      6,093           0       6,093           0
Weighted average number of Common Stock equivalents
  applicable to stock options and warrants(1) .............................        939         718         939         667
                                                                              --------    --------    --------    --------
Common Stock and Common Stock equivalents, assuming
 full dilution ............................................................      8,206      12,598       8,213      11,744

Net loss per share - fully diluted(2) .....................................   $  (0.07)   $  (0.11)   $  (0.12)   $  (0.15)

(1) Convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3% or is antidilutive.


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